Exhibit 99.1

Contact: Ben Deutsch T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE COCA-COLA COMPANY ANNOUNCES COCA-COLA AMERICAS
MANAGEMENT AND ORGANIZATIONAL CHANGES

ATLANTA, Dec. 12, 2013 — The Coca-Cola Company today announced management and organizational changes related to Coca-Cola Americas with a purpose to accelerate growth.

Following the successful reorganization of the Company’s operating structure last year, the Company is taking further action to streamline its focus and expedite its refranchising to independent bottling partners.  Effective January 1, 2014, the integrated North America business will be segmented into a traditional company and bottler operating model that will better suit the unique needs of the North America market.  It will consist of two operating units: Coca-Cola North America and Coca-Cola Refreshments.

As a result, the following leadership changes will take place:

J. A. M. “Sandy” Douglas

•      Coca-Cola North America (CCNA) will be led by J. A. M. “Sandy” Douglas, as Group President, reporting to Chairman and CEO Muhtar Kent. Douglas will also continue his role as Global Chief Customer Officer. In this role, North America Brands, Foodservice, Brand Commercial, Retail Sales, Research & Development, Venturing and Emerging Brands, Strategy, Franchise Leadership and Transformation and the Canadian franchise operations will report to Douglas.

Paul Mulligan

•      Coca-Cola Refreshments (CCR), the bottling operations of North America, will be led by Paul Mulligan, as President, CCR.  CCR will become part of the Bottling Investments Group (BIG) and Mulligan will report to Irial Finan, President of BIG.  Mulligan is currently head of Commercial for BIG, and Region Director responsible for Japan and Latin America BIG operations.  In his new role, CCR Canada, Product Supply Chain and Service, Bottler Commercial, Customer Care and Region Sales will report to Mulligan.

•                  The North America Enabling Functions will continue to support both CCNA and CCR.

       Steve Cahillane

•      Steve Cahillane, President of Coca-Cola Americas, has decided to leave the Company to pursue other opportunities.

•      The Coca-Cola Americas operating structure will cease to exist.  The Latin America Group, led by Group President Brian Smith, will become part of Coca-Cola International.  Smith will report to Ahmet Bozer, President of Coca-Cola International.

“Today’s announcement represents the next step in the evolution of the business announced last year when the Company consolidated leadership of its global operations under the Bottling Investments Group, Coca-Cola International, and Coca-Cola Americas,” said Muhtar Kent, Chairman and Chief Executive Officer, The Coca-Cola Company.  “We organized the business to intensify focus on key markets, streamline reporting lines, and provide flexibility to adjust the business within these geographies in the future.

Now, we are in a position to leverage this flexibility to return to a traditional company and bottling operating model in North America, which will enhance our focus on execution and accelerate the refranchising of our bottling system in our flagship market.”

Added Kent: “Sandy and Paul are proven leaders with extensive System experience, and they will make a great team.  Sandy knows the U.S. business as well as any beverage executive and has played an integral leadership role in implementing our 21st Century beverage partnership model in the U.S.  Paul is a very strong operator who brings 17 years of U.S. and international bottling experience to this new role.  And Paul will have the benefit of working closely with Irial, whose leadership of BIG has significantly improved the performance of our company-owned bottling operations around the world.

“Finally, I would like to thank Steve Cahillane for his many contributions to the North American business,” said Kent.  “Under Steve’s leadership, our North America business delivered several consecutive quarters of volume and value share gains, despite operating in a very difficult economic environment the past three years.  We wish him well.”

Prior to Douglas’s appointment as Senior Vice President and Global Chief Customer Officer of The Coca-Cola Company, he was President of Coca-Cola North America.  Sandy joined The Coca-Cola Company in January 1988 as a District Sales Manager for the Foodservice Division of Coca-Cola USA.  He also held a variety of positions with increasing responsibility in Coca-Cola USA.  He was named Vice President of Coca-Cola USA in 1994, assuming leadership of the CCE Sales &

Marketing Group.  In 1998, his responsibilities were increased to include the entire North American Field Sales & Marketing Groups. He was appointed President of the North America Retail Division in 2000.

Douglas began his career at The Procter & Gamble Company working in a variety of sales and sales management positions.

Prior to the Coca-Cola system, Mulligan practiced as a CPA with KPMG in Ireland & USA.  He joined Coca-Cola Hellenic Romania Field Sales prior to assuming the role of General Manager of Coca-Cola Bottling Company North West Romania.  He subsequently was appointed Commercial Director, Romania. Mr. Mulligan next served as Country Manager of Bulgaria (Coca-Cola Hellenic) where he was Founding Member & Chairman of Bulgaria’s first licensed Waste Packaging Recovery Organization.  Mulligan then served as Country General Manager of Switzerland before joining The Coca-Cola Company as Group Commercial Director for the Bottling Investments Group, with commercial strategy responsibility spanning 20 franchises and operational responsibility for the Company’s investments in Japan (Tokyo & Tone Bottling Companies) and the Bottling Franchise for Coca-Cola Philadelphia, USA.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands.  Led by Coca-Cola, one of the world’s most valuable and recognizable brands, our Company’s portfolio features 16 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle.  Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of more than 1.8 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate.  Together with our bottling partners, we rank among the world’s top 10 private employers with more than 700,000 system associates.  For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at
www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

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